Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller 830-626-5226

RUSH ENTERPRISES, INC. PROMOTES STEVEN KELLER TO VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER; MARTIN NAEGELIN TO EXECUTIVE VICE PRESIDENT

SAN ANTONIO, Texas, March 22, 2007 — Rush Enterprises, Inc. (NASDAQ:  RUSHA & RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced that, Steven L. Keller has been promoted to Vice President and Chief Financial Officer succeeding Martin A. Naegelin, Jr., in his Chief Financial Officer capacity.  Mr. Naegelin, was promoted from Senior Vice President and Chief Financial Officer to Executive Vice President and will focus on improving Rush’s organizational processes and systems through projects such as the Company’s conversion to SAP Enterprise Resource Planning and SAP Dealer Business Management solution.

“Steve is an outstanding financial professional with almost 10 years experience at Rush.  This will be a very smooth transfer of Chief Financial Officer duties from Marty, whose leadership of business process improvement is essential to Rush’s achievement of its long-term growth initiatives,” commented W.M. “Rusty” Rush, President and Chief Executive Officer.

Mr. Keller, age 37, has been intimately involved in the Company’s finance and accounting functions since 1997, with responsibility for financial analysis and planning, business acquisitions, SEC reporting, investor relations and corporate taxes.  Prior to joining Rush, Mr. Keller, a Certified Public Accountant, worked in the San Antonio office of Ernst and Young LLP and obtained a Bachelor’s of Business Administration in accounting from St. Mary’s University in San Antonio, Texas.

Mr. Naegelin, age 43, joined the company in 1997 and served as Vice President and Chief Financial Officer until he was promoted to Senior Vice President and Chief Financial Officer in December of 2001.  Since that time, Mr. Naegelin’s responsibilities included the Rush’s corporate administrative and finance functions, its construction equipment operations, and its truck-leasing operations.  In addition to focusing on business process improvement, Mr. Naegelin will continue to be responsible for Rush’s corporate administrative functions, its construction equipment operations, and its truck-leasing operations.  Prior to joining the Company, Mr. Naegelin served as Vice President of Investor Relations and Corporate

Development of Norwood Promotional Products, Inc.  Mr. Naegelin had seven years of public accounting experience prior to joining Norwood in 1993, and holds a Bachelor’s degree in accounting from the University of Texas at San Antonio.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy-duty truck and medium-duty dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 40 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Georgia, Oklahoma, New Mexico, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as “one-stop centers” where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com.